EXHIBIT 10.1
CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of July 23, 2007, by and between eTELECARE GLOBAL SOLUTIONS-US, INC., a Delaware corporation (“Global Solutions-US”); eTELECARE GLOBAL SOLUTIONS-AZ, INC., an Arizona corporation (“Global Solutions-AZ”); and each other corporation, limited liability company or limited partnership whose entire equity interests are directly or indirectly owned by Parent (as defined below) and who may from time to time become a party hereto pursuant to Section 4.11; and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”). Global Solutions-US, Global Solutions-AZ and each entity that shall become a party hereto pursuant to Section 4.11 shall sometimes be referred to herein individually and collectively as the “Borrower”. Global Solutions-US, Global Solutions-AZ and each entity that shall become a party hereto pursuant to Section 4.11 shall sometimes be individually referred to herein as “Subsidiary” and collectively referred to herein as the “Subsidiaries”. Borrower, Parent and each entity that shall become a party hereto pursuant to Section 4.11 shall sometimes be referred to herein individually as a “Loan Party” and collectively as the “Loan Parties”. eTELECARE GLOBAL SOLUTIONS, INC., a Metro-Manila Philippines corporation (“Parent”) is signing this Agreement solely to evidence Parent’s acknowledgement and consent to the terms hereof.
RECITALS
     Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:
ARTICLE I
CREDIT TERMS
     Section 1.01. Line of Credit.
     (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time not to exceed at any time the aggregate principal amount of $25,000,000 (“Line of Credit”), the proceeds of which shall be used to support the Borrower’s working capital. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a certain Revolving Line of Credit Note dated as of the date hereof (“Line of Credit Note”), all terms of which are incorporated herein by this reference.
     (b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed $10,000,000. The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed 360 days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.
     (c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided, however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.
     (d) Cash Collateral Account. Borrower shall maintain with Bank, and Borrower hereby grants to Bank a security interest in, non-interest bearing deposit accounts (“Cash Collateral Accounts”) and into which the proceeds of all Borrower’s accounts and other rights to payment in which Bank has a security interest shall be deposited immediately upon their receipt by Borrower. So long as no Event of Default exists and is continuing, all deposits in the Cash Collateral Accounts will be subject to a daily sweep into accounts designated by Borrower and not subject to any restrictions as to Borrower’s use of funds therein. Upon an Event of Default which continues beyond the applicable cure period and notice from Bank it intends to enforce its security interest in the Collateral, Bank may, and Borrower hereby authorizes Bank to, control the Cash Collateral Account and apply all such proceeds immediately upon their receipt by Bank as a principal reduction on the Line of Credit.
     Section 1.02. Interest/Fees.
     (a) Interest. The outstanding principal balance of the Line of Credit shall bear interest as provided in the Line of Credit Note and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.
     (b) Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee of $125,000 which is 0.5% of the Line of Credit, and which fee shall be due and payable in full on the date hereof.
     (c) Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to 1.25% of the face amount thereof with a $750 minimum fee and (ii) fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.
     (d) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to 0.25% per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit), which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank.
     Section 1.03. Collection of Payments. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging Borrower’s deposit account number 4100065911 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.
     Section 1.04. Collateral. As security for all indebtedness and other obligations of Borrower to Bank subject hereto, under the Security Agreement between Borrower and Bank dated as of the date hereof, Borrower hereby grants to Bank security interests of first priority in all Borrower’s assets, including, without limitation, all of Borrower’s accounts receivable, inventory and equipment.
     All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including, without limitation, filing and recording fees and costs of appraisals, audits and title insurance.
     Section 1.05. Continuing Guaranty. The payment and performance of all indebtedness and other obligations of Borrower to Bank as set forth in this Agreement, the Security Agreement dated July 23, 2007 between Global Solutions-US, Global Solutions-AZ and Bank, the Revolving Line of Credit Note dated July 23, 2007 by Global Solutions-US and Global Solutions-AZ in favor of Bank and any other agreements executed and delivered by Debtor or Parent in connection with the foregoing shall be guaranteed by Parent, as evidenced by and subject to the terms of that certain Continuing Guaranty dated of even date herewith by Parent in favor of Bank and that certain Mortgage and Assignment Agreement (“Chattel Mortgage”) dated of even date herewith by Parent in favor of Bank.
     Section 1.06. Reduction of Commitment; Early Termination. From time to time, Borrower may by thirty (30) days’ written notice to Bank reduce the commitment amount set forth in Section 1.01 (“Commitment”) in part or whole, provided any such partial reductions shall be in increments of $500,000 and further provided that at no time shall the Commitment be less than $10,000,000 after any and all partial reduction(s) by Borrower. Notwithstanding the foregoing, Borrower shall not have the right to increase the Commitment after Borrower exercises its right to reduce the Commitment in part as provided in this Section 1.06 without the prior written consent of Bank in Bank’s sole discretion. In addition, Borrower has the option, at any time upon 60 days prior written notice to Bank, to terminate the Commitment by paying to Bank, in lawful money of the United States of America and in immediately available funds, the outstanding principal balance and accrued interest on the Line of Credit Note in full as the case may be, together with the early termination premium as set forth below.
     (a) one percent (1%) of the Commitment from the date hereof until the first anniversary of the date hereof; or
     (b) one-half of one percent (0.5%) of the Commitment from the first anniversary of the date hereof until the second anniversary of the date hereof; or
     (c) zero percent (0%) of Commitment from and after the second anniversary of the date hereof.
     Notwithstanding the foregoing, in the event Borrower requests a reduction of the Commitment amount, such reduction shall not be subject to the foregoing early termination premium.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.
     Section 2.01. Legal Status. Parent is a corporation, duly organized and existing and in good standing under the laws of the Philippines and the State of California, Global Solutions-US is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware, the State of California and the State of Arizona, and Global Solutions-AZ is a corporation, duly organized and existing and in good standing under the laws of the State of California and the State of Arizona. Each Loan Party is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which the failure to so qualify or to be so licensed could reasonably be expected to have a material adverse effect on the Loan Parties, taken as a whole.

     Section 2.02. Authorization and Validity. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of the Loan Parties that are parties thereto or the party which executes the same, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     Section 2.03. No Violation. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or Bylaws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.
     Section 2.04. Litigation. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of the Loan Parties, taken as a whole, other than those disclosed by Borrower to Bank in writing prior to the date hereof.
     Section 2.05. Correctness of Financial Statement. The consolidated annual financial statement of Parent dated December 31, 2006, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower; (b) disclose all liabilities of the Loan Parties that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent; and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of the Loan Parties, taken as a whole, nor has any Loan Party mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.
     Section 2.06. Income Tax Returns. No Loan Party has any knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.
     Section 2.07. No Subordination. There is no agreement, indenture, contract or instrument to which any Loan Party is a party or by which any Loan Party may be bound that requires the subordination in right of payment of any obligations of a Loan Party subject to this Agreement to any other obligation of any Loan Party.
     Section 2.08. Permits, Franchises. Each Loan Party possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law where the failure to possess such permits, consents, approvals, franchises or licenses could reasonably be expected to have a material adverse effect on the Loan Parties, taken as a whole.
     Section 2.09. ERISA. Each Loan Party is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); no Loan Party has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by such Loan Party (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by a Loan Party; each Loan Party has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.
     Section 2.10. Other Obligations. No Loan Party is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation where such default could reasonably be expected to have a material adverse effect on the Loan Parties, taken as a whole.
     Section 2.11. Environmental Matters. Except as disclosed by Borrower to Bank in writing prior to the date hereof, each Loan Party is in compliance in all material respects with all applicable federal or state or other environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of such Loan Party’s operations and/or properties, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of any Loan Party is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. No Loan Party has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.
ARTICLE III
CONDITIONS
     Section 3.01. Conditions of Initial Extension of Credit. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction or waiver by the Bank of all of the following conditions:
     (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.
     (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:
     (i) this Agreement and each instrument or document required hereby;

     (ii) the Security Agreement by Borrowers;
     (iii) the Revolving Line of Credit Note;
     (iv) the Continuing Guaranty by Parent;
     (v) the Chattel Mortgage by Parent recorded or registered in the appropriate filing office(s);
     (vi) the Opinion of Borrowers’ and Guarantor’s counsel;
     (vii) written confirmation that the mortgage in favor of Wells Fargo Foothill, Inc. over the assets of Parent has been cancelled of record; and
     (viii) such other documents as Bank may reasonably require under any other Section of this Agreement.
     (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of the Loan Parties, taken as a whole, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of the Loan Parties.
     (d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all the Loan Parties’ property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.
     Section 3.02. Conditions of Each Extension of Credit. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:
     (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.
     (b) Documentation. Bank shall have received all additional documents in form and substance satisfactory to Bank which may be required in connection with such extension of credit.

ARTICLE IV
AFFIRMATIVE COVENANTS
     Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto and until payment in full of all obligations of Borrower subject hereto, Borrower shall, and Borrower will ensure that Parent, unless Bank otherwise consents in writing:
     Section 4.01. Punctual Payments. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.
     Section 4.02. Accounting Records. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of the Loan Parties. Notwithstanding the foregoing, so long as the Loan Parties’ financial condition remains in compliance with Section 4.09 below and so long as the Collateral is not materially impaired, collateral examinations shall not be required by Bank.
     Section 4.03. Financial Statements. Provide to Bank all of the following, in form and detail satisfactory to Bank:
     (a) not later than 90 days after and as of the end of each fiscal year, an unqualified audited consolidated financial statement of Parent, prepared by a national accounting firm acceptable to Bank, to include a certificate of compliance (described in Section 4.03(d) below) and Parent’s 10-K or foreign-filer equivalent filing;
     (b) not later than 45 days after and as of the end of each fiscal quarter, a consolidated financial statement of Parent, prepared by Parent, to include a certificate of compliance (described in Section 4.03(d) below) and Parent’s 10-Q filing;
     (c) not later than 45 days after and as of the end of each fiscal quarter, an aged listing of accounts receivable, and a reconciliation of accounts receivable and, if there is a discrepancy, a balance sheet, in each case, as of the last day of the fiscal quarter, and immediately upon each request from Bank, a list of the names and addresses of all Loan Parties’ account debtors;
     (d) contemporaneously with each annual and quarterly financial statement of Parent required hereby, a certificate of the president or chief financial officer of Parent (in substantially the form attached hereto as Exhibit A) that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default; and
     (e) from time to time such other information as Bank may reasonably request.

     Section 4.04. Compliance. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business where the failure to do so would have a material adverse effect on the Loan Parties, taken as a whole; and comply with the provisions of all documents pursuant to which each Loan Party is organized and/or which govern such Loan Party’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to a Loan Party and/or its business where the failure to do so would have a material adverse effect on the Loan Parties, taken as a whole.
     Section 4.05. Insurance. Maintain and keep in force, for each business in which each Loan Party is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.
     Section 4.06. Facilities. Keep all properties useful or necessary to each Loan Party’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained, ordinary wear and tear excepted.
     Section 4.07. Taxes and Other Liabilities. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as the applicable Loan Party may in good faith contest or as to which a bona fide dispute may arise, and (b) for which the applicable Loan Party has made provision in accordance with generally accepted accounting principles, consistently applied, for eventual payment thereof in the event such Loan Party is obligated to make such payment.
     Section 4.08. Litigation. Promptly give notice in writing to Bank of any litigation pending or threatened against any Loan Party with a claim in excess of $1,000,000.
     Section 4.09. Financial Condition. Maintain the Loan Parties’ financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Parent’s consolidated financial statements for the period ending June 30, 2007:
     (a) Total Liabilities divided by Tangible Net Worth not greater than 1.0 to 1.0 at any time, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities of the Loan Parties on a consolidated basis less subordinated debt, and with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity plus subordinated debt less any intangible assets.
     (b) EBITDA of the Loan Parties on a consolidated basis not less than $28,000,000, as of each fiscal quarter end, determined on a rolling 4-quarter basis with “EBITDA” defined as net profit before tax plus interest expense, depreciation expense and amortization expense. Unrealized gains and losses from foreign exchange and stock option expenses will be excluded from the calculation of EBITDA.
     (c) Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not as of the last day of each fiscal quarter of the Borrower exceed an aggregate of 80% of the Loan Parties’ net book value of accounts receivable as of that day on a consolidated basis. If, as of the last day of a fiscal quarter of the Loan Parties, the outstanding borrowings under the Line of Credit exceed 80% of the Loan Parties’ net book value of accounts receivable as of that day, Borrower shall, with five (5) days of such day prepay the excess outstanding borrowings under the Line of Credit.
     Section 4.10. Notice to Bank. Promptly (but in no event more than five days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of the Loan Parties; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which the Loan Parties are required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting a Loan Party’s property in excess of an aggregate of $1,000,000.
     Section 4.11. New Borrowers. If Borrower or Parent forms, or acquires all or a controlling share of the issued and outstanding equity interests any corporation, limited liability company or partnership formed in the United States of America, Borrower shall (a) cause such entity to promptly join this Agreement and the Line of Credit Note as a “Borrower” hereunder and thereunder and the Security Agreement as a “Debtor” thereunder, in each case, pursuant to a joinder agreement in form and substance satisfactory to Bank.
ARTICLE V
NEGATIVE COVENANTS
     Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto and until payment in full of all obligations of Borrower subject hereto, Borrower will not, and Borrower will ensure that Parent will not, without Bank’s prior written consent:
     Section 5.01. Use of Funds. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.
     Section 5.02. Capital Expenditures. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of an amount equal to 15% of the Loan Parties’ gross revenues received from customers measured on a rolling 4-quarter basis, excluding, however, capital expenditures (a) using property insurance proceeds, (b) using proceeds from sales and dispositions of assets, and (c) consisting acquisitions permitted by Bank.

     Section 5.03. Other Indebtedness. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of the Loan Parties to Bank; (b) any other liabilities of the Loan Parties existing as of, and disclosed to Bank prior to, the date hereof; (c) purchase money debt incurred in the ordinary course of business, including capital leases, up to $15,000,000 each fiscal year; (d) other indebtedness up to $1,000,000 each fiscal year; (e) such indebtedness or liabilities incurred in connection with the foreign exchange rate hedging program of the Borrower, (f) indebtedness or liabilities owed by one Loan Party to another Loan Party, which indebtedness shall be subordinate in all respects to the Bank’s interests and liens associated with the Loan Documents and (g) indebtedness or liabilities assumed in connection with an acquisition permitted under this Agreement.
     Section 5.04. Merger, Consolidation, Transfer of Assets. Merge into or consolidate with any other entity; make any substantial change in the nature of the Loan Parties’ business as conducted as of the date hereof; acquire for cash or cash equivalents all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of the Loan Parties’ assets except in the ordinary course of its business. Notwithstanding the foregoing, each Loan Party shall be permitted to enter into any transaction pursuant to which it is merged with or into another Loan Party. Further notwithstanding the foregoing, the Loan Parties shall be permitted to acquire target companies in the same line of business and that generated a positive net income as shown on its financial statements as of year end of the immediately preceeding fiscal year with (a) the maximum cash investment of $30,000,000 for each acquisition and not more than $45,000,000 in the aggregate for each fiscal year when the availability on the Line of Credit after such acquisition is at least $25,000,000; (b) a maximum cash investment of $15,000,000 for each acquisition and not more than $25,000,000 in the aggregate for each fiscal year when the availability on the Line of Credit after such acquisition is less than $25,000,000, but more than $15,000,000; and (c) the maximum cash investment of $5,000,000 for each acquisition and not more than $10,000,000 in aggregate for each fiscal year when the availability on the Line of Credit after such acquisition is less than $15,000,000, but more than $7,500,000. Further notwithstanding the foregoing, no acquisition will be permitted by Bank if the availability of the Line of Credit after such acquisition is less than $7,500,000. As used herein, the term “maximum cash investment” shall include the cash portion of the purchase price for the acquisitions and the amount of any debt assumed in such acquisitions.
     Section 5.05. Guaranties. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise, except for (a) guarantees of indebtedness permitted under Section 5.03, (b) guarantees by a Loan Party of the indebtedness or liabilities of another Loan Party permitted under Section 5.03, (c) guarantee of loans made to the employees of a Loan Party, (d) guarantees given to joint ventures in which a Loan Party has invested as permitted under Section 5.06 and (e) guarantees of obligations made in the ordinary course of business, provided that such obligations are not subject to Section 5.03.
     Section 5.06. Loans, Advances, Investments. Make any loans or advances to or investments in any person or entity, except for the Permitted Investments. As used herein, the term “Permitted Investments” means: (a) investments in cash and cash equivalents, (b) any of the investments set forth in this Article V existing as of, and disclosed to Bank prior to, the date hereof, (c) investments by any Loan Party in any other Loan Party, (d) advances made in connection with purchases of goods or services in the ordinary course of business, (e) loans to employees for the exercise of stock options, consistent with applicable law, (f) investment in joint ventures not to exceed $10,0000,000 outstanding at any time, (g) investments consisting of acquisitions not prohibited by Section 5.04, and (h) investments not otherwise permitted under preceding subsections (a) to (f) which are outstanding, at any time, in the aggregate less than $1,000,000. The amount of investments outstanding at any time made pursuant to subsection (f) or (h) shall equal the amount of investments made pursuant thereto less any distributions, redemptions and repurchases of such investments received by a Borrower with respect of such investments. Notwithstanding anything contained in this Agreement to the contrary, the loans, advances or investment made under the preceding subsections (e) and (f) shall be deemed Permitted Investments, so long as, both before and after giving effect to such loans, advances or investments, (a) no default or Event of Default has occurred or is continuing and (b) availability of the Line of Credit exceeds $5,000,000.
     Section 5.07. Dividends, Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than a Loan Party’s common stock) on, or purchase, acquire, redeem, or retire any of a Loan Party’s stock, of any class, whether now or hereafter outstanding, except (a) for distributions by any Loan Party to another Loan Party, (b) in connection with repurchases of Parent’s stock from employees of Parent or Borrower as permitted in Parent’s stock option plan or employee equity incentive plan to the extent such repurchases provide such employees with the cash they require to pay for purchases of such stock or to meet their withholding tax for stock options and restricted stock or restricted stock units, and (c) in connection with the repurchase of Parent’s stock from an officer, director, employee or service provider upon the termination of such person’s relationship with the Loan Parties or any of its subsidiaries, so long as, in the case of repurchases permitted under this subsection (c) both before and after giving effect to such repurchase, (a) no Default or Event of Default has occurred or is continuing and (b) availability of the Line of Credit exceeds $5,000,000.
     Section 5.08. Pledge of Assets. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of a Loan Party’s assets now owned or hereafter acquired, except any of the foregoing (a) in favor of Bank, (b) which is existing as of, and disclosed to Bank in writing prior to, the date hereof, (c) which secure indebtedness permitted under Section 5.03(c), (d) which are deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, (e) which are imposed by law for taxes that are not yet due or are being contested in compliance with Section 4.07, (f) which are carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 4.07, (g) which are pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (h) which are judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.01(e), (i) customary set-off rights in favor of depositary banks, (j) which are ordinary course liens of a collection bank arising under Arizona Statutes 47-4208 (Uniform Commercial Code Section 4-208) on items in the course of collection; and (k) which arise out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business in accordance with past practices.
ARTICLE VI
EVENTS OF DEFAULT
     Section 6.01. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:
     (a) A Loan Party shall fail to pay when due any principal, or within five days of notice to Borrower, interest, fees or other amounts payable under any of the Loan Documents.
     (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by a Loan Party or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.
     (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in paragraphs (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of 30 days from its occurrence.
     (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which any Loan Party hereunder has incurred any debt for borrowed money in excess of $500,000 to any person or entity (other than the Bank) and as a result of such default or event of default such person or entity is entitled to accelerate the maturity of or demand repayment of such debt.
     (e) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which any Loan Party hereunder has incurred any debt for borrowed money in excess of $100,000 to the Bank and as a result of such default or event of default such person or entity is entitled to accelerate the maturity of or demand repayment of such debt.
     (f) The filing of a notice of judgment lien against a Loan Party; or the recording of any abstract of judgment against Borrower in any county in which a Loan Party has an interest in real property; or the service of a notice of levy and/or of a writ of execution, or other like process, against the assets of a Loan Party; or the entry of a final non-appealable uninsured judgment against a Loan Party in excess of $1,000,000.

     (g) Any Loan Party shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; any Loan Party shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time or any similar insolvency law or regulation applicable to a Loan Party (“Bankruptcy Code”), or under any state or federal law or any similar insolvency law or regulation applicable to a Loan Party granting relief to borrowers, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law or any similar insolvency law or regulation applicable to a Loan Party relating to bankruptcy, reorganization or other relief for borrowers is filed or commenced against any Loan Party and either such petition is not dismissed at the earliest opportunity available for such Loan Party to have such petition dismissed or such Loan Party shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or any Loan Party shall be adjudicated a bankrupt, or an order for relief shall be entered against any Loan Party by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law or any similar insolvency law or regulation applicable to a Loan Party relating to bankruptcy, reorganization or other relief for borrowers.
     (h) The dissolution or liquidation of any Loan Party if a corporation, partnership, joint venture or other type of entity; or any Loan Party, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of such Loan Party.
     Section 6.02. Remedies. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.
ARTICLE VII
MISCELLANEOUS
     Section 7.01. No Waiver. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.
     Section 7.02. Notices. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

to Borrower:	eTelecare Global Solutions, Inc.
Suite 100
8901 East Raintree
Scottsdale, AZ 85260
Attention: J. Michael Dodson, Chief Financial Officer
Facsimile no.: (888) 217-0421
Email address: mike.dodson@etelecare.com

With a copy to:

eTelecare Global Solutions, Inc.
Suite 100
8901 East Raintree
Scottsdale, AZ 85260
Attention: Matt Beckler, Global Director of Treasury
Facsimile no.: (480) 477-1279
Email address: matt.beckler@etelecare.com

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP
50 Fremont Street
San Francisco, CA 94105-2228
Attention: Robert Spjut, Esq.
Facsimile no.: (415) 983-1200
Email address: bob.spjut@pillsburylaw.com

to Bank:	Wells Fargo Bank, National Association
100 West Washington
Phoenix, AZ 85003
Attention: Timothy Dillingham
Facsimile no.: (602) 378-2350
Email address: dillint@wellsfargo.com

With a copy to:

Wells Fargo Law Department
MAC S4101-142
Suite 1418, 14th Floor
100 W. Washington
Phoenix, AZ 85003-1805
Attention: Darren V. Roman, Esq.
Facsimile no.: (602) 378-4428
Email address: romandv@wellsfargo.com

With a copy to:

Kutak Rock LLP
1801 California Street, Suite 3100
Denver, CO 80202
Attention: William S. Martin, Esq.
Facsimile no.: (303) 292-7799
Email address: william.martin@kutakrock.com
or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three days after deposit in the U.S. mail, first-class and postage prepaid; (c) if sent by facsimile, upon receipt and (d) if sent by electronic mail upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not received during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient.
     Section 7.03. Costs, Expenses and Attorneys’ Fees. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto; (b) subject to Section 7.11, the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents; and (c) subject to Section 7.11, the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

     Section 7.04. Successors, Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents; provided that so long as no Event of Default shall have occurred and be continuing, Bank shall not sell, assign or transfer any of its rights or obligations under the Loan Documents without the prior written consent of Borrower, which consent shall not be unreasonably withheld or delayed. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Loan Parties or its business, or any collateral required hereunder.
     Section 7.05. Entire Agreement; Amendment. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.
     Section 7.06. No Third-Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third-party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.
     Section 7.07. Time. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.
     Section 7.08. Severability of Provisions. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.
     Section 7.09. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.
     Section 7.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.
     Section 7.11. Arbitration.
     (a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.
     (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Arizona selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. § 91 or any similar applicable state law.
     (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding, or (iv) enforcing the Guaranty against Parent. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in clauses (i), (ii), (iii) and (iv) of this paragraph.
     (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Arizona or a neutral retired judge of the state or federal judiciary of Arizona, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Arizona and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Arizona Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.
     (e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.
     (f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.
     (g) Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.
     (h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Timothy Dillingham

Timothy Dillingham, Vice President
[Signature Page to Credit Agreement]

BORROWERS:

eTELECARE GLOBAL SOLUTIONS-US, INC., a Delaware corporation

By	/s/ J. Michael Dodson

J. Michael Dodson, Chief Financial Officer

eTELECARE GLOBAL SOLUTIONS-AZ, INC., an Arizona corporation

By	/s/ J. Michael Dodson

J. Michael Dodson, Chief Financial Officer

CONSENTED TO AND ACKNOWLEDGED BY PARENT

eTELECARE GLOBAL SOLUTIONS, INC., a Metro-Manila, Philippines corporation

By	/s/ J. Michael Dodson

J. Michael Dodson, Chief Financial Officer
[Signature Page to Credit Agreement]

EXHIBIT A
FORM OF COMPLIANCE CERTIFICATE
COMPLIANCE CERTIFICATE
To: Wells Fargo Bank, National Association
     This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of July 23, 2007 (as amended, modified, renewed or extended from time to time, the “Agreement”) among eTelecare Global Solutions-US, Inc., a Delaware corporation and eTelecare Global Solutions-AZ, Inc., an Arizona corporation (collectively, the “Borrower”) and Wells Fargo Bank, National Association and acknowledged by eTelecare Global Solutions, Inc., a Metro-Manila Philippines corporation (“Parent”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES THAT:
     1. I am the duly elected Chief Financial Officer of the Parent.
     2. I have reviewed the terms of the Agreement and I have made, or caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and the Parent during the accounting period covered by the attached financial statements.
     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.
     4. Schedule I attached hereto sets forth financial data and compliance computations evidencing the Borrower’s and Parent’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
     5. Schedule II attached hereto sets forth the various reports and deliveries which are required under the Credit Agreement and the other Loan Documents and the status of compliance.
     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which has existed and the action which the Borrower or Parent has taken, is taking, or proposes to take with respect to each such condition or event:

A-1

     The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered                     , 20___.
                                        , Chief Financial Officer

A-2